PROSPECTUS SUPPLEMENT
(To Prospectus dated December 7, 1995)

GENERAL MOTORS ACCEPTANCE CORPORATION

$1,000,000,000
6 3/4% NOTES DUE FEBRUARY 7, 2002

INTEREST PAYABLE FEBRUARY 7 AND AUGUST 7

ISSUE PRICE: 99.791%

THE NOTES WILL BEAR INTEREST FROM FEBRUARY 7, 1997, AT THE RATE OF 6 3/4% PER ANNUM, PAYABLE SEMIANNUALLY ON FEBRUARY 7 AND AUGUST 7, COMMENCING AUGUST 7, 1997. THE NOTES WILL NOT BE REDEEMABLE PRIOR TO MATURITY UNLESS CERTAIN EVENTS OCCUR INVOLVING U.S. TAXATION. SEE "DESCRIPTION OF NOTES--REDEMPTION FOR TAX REASONS."

THE NOTES WILL BE REPRESENTED BY ONE OR MORE GLOBAL NOTES (THE "GLOBAL NOTES") REGISTERED IN THE NAME OF THE DEPOSITORY'S NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE DEPOSITORY AND, WITH RESPECT TO THE
BENEFICIAL OWNERS' INTERESTS, BY THE DEPOSITORY'S PARTICIPANTS, INCLUDING THE U.S. DEPOSITARIES FOR CEDEL BANK AND EUROCLEAR. EXCEPT AS DESCRIBED IN THE PROSPECTUS, NOTES IN DEFINITIVE FORM WILL NOT BE ISSUED. SEE "BOOK-ENTRY, DELIVERY AND FORM."

APPLICATION HAS BEEN MADE TO THE LUXEMBOURG STOCK EXCHANGE FOR PERMISSION TO DEAL IN, AND FOR LISTING OF, THE NOTES ON SUCH EXCHANGE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
                               PRICE TO         UNDERWRITING       PROCEEDS TO
                               PUBLIC(1)        DISCOUNTS AND      COMPANY(1)(2)
                                                COMMISSIONS
--------------------------------------------------------------------------------
PER NOTE                        99.791%         0.350%             99.441%
--------------------------------------------------------------------------------
TOTAL                           $997,910,000    $3,500,000         $994,410,000
--------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from February 7, 1997.
(2) Before deduction of expenses payable by the Company estimated at $250,000.

THE NOTES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS, AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY DAVIS POLK & WARDWELL, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE GLOBAL NOTE IN BOOK-ENTRY FORM WILL BE MADE ON OR ABOUT FEBRUARY 7, 1997, THROUGH THE FACILITIES OF THE DEPOSITORY, CEDEL BANK AND EUROCLEAR, AGAINST PAYMENT THEREFOR IN SAME-DAY FUNDS.

MERRILL LYNCH & CO.                                          J.P. MORGAN & CO.
ABN AMRO CHICAGO CORPORATION                          BEAR, STEARNS & CO. INC.
DEUTSCHE MORGAN GRENFELL                                          HSBC MARKETS
LEHMAN BROTHERS                                           MORGAN STANLEY & CO.
                                                                 INTERNATIONAL
NIKKO EUROPE PLC                                       PARIBAS CAPITAL MARKETS
SALOMON BROTHERS INTERNATIONAL LIMITED                             SBC WARBURG
                                          A DIVISION OF SWISS BANK CORPORATION
                                 UBS SECURITIES
January 31, 1997

No person has been authorized to give any information or to make any representations not contained in this Prospectus Supplement or the accompanying Prospectus in connection with the offer made by this Prospectus Supplement and the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any Underwriter. This Prospectus Supplement and the accompanying Prospectus shall not constitute an offer of any securities other than the Notes.

    THIS  PROSPECTUS   SUPPLEMENT  AND  THE  ACCOMPANYING   PROSPECTUS   INCLUDE
PARTICULARS GIVEN IN COMPLIANCE WITH THE RULES GOVERNING THE LISTING OF SECURITIES ON THE LUXEMBOURG STOCK EXCHANGE FOR THE PURPOSE OF GIVING INFORMATION WITH REGARD TO THE COMPANY. THE COMPANY ACCEPTS FULL RESPONSIBILITY FOR THE ACCURACY OF THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND CONFIRMS, HAVING MADE ALL REASONABLE ENQUIRIES, THAT TO THE BEST OF ITS KNOWLEDGE AND BELIEF THERE ARE NO OTHER FACTS THE OMISSION OF WHICH WOULD MAKE ANY STATEMENT HEREIN MISLEADING IN ANY MATERIAL RESPECT.

IN CONNECTION WITH THIS OFFERING, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED AND J.P. MORGAN SECURITIES INC. (OR IN THE CASE OF ANY TRANSACTIONS OUTSIDE THE UNITED STATES, J.P. MORGAN SECURITIES LTD., AS AGENT) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET, ON THE LUXEMBOURG STOCK EXCHANGE, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

OFFERS AND SALES OF THE NOTES ARE SUBJECT TO RESTRICTIONS IN RELATION TO THE UNITED KINGDOM, DETAILS OF WHICH ARE SET OUT IN "UNDERWRITING" BELOW. THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS AND THE OFFERING OF THE NOTES IN CERTAIN OTHER JURISDICTIONS MAY ALSO BE RESTRICTED BY LAW.

In this Prospectus Supplement and accompanying Prospectus, unless otherwise specified or the context otherwise requires, references to "dollars", "$" and "U.S.$" are to United States dollars.

This Prospectus Supplement and accompanying Prospectus, together with the documents incorporated by reference herein and the Company's financial statements for the years ended December 31, 1995 and December 31, 1994 and the nine-months ended September 30, 1996, will be available free of charge at the office of Banque Generale du Luxembourg S.A., 50 Avenue J. F. Kennedy, L-2951, Luxembourg.


                                   ----------

                                TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT                        PAGE
                                                                          ----

Description of General Motors Acceptance Corporation.......................S-2
Ratio of Earnings to Fixed Charges.........................................S-2
Recent Developments........................................................S-3
Consolidated Capitalization of the Company.................................S-4
Selected Consolidated Financial Data.......................................S-4
Directors of the Company...................................................S-6
Description of Notes.......................................................S-7
United States Taxation of non-United States Persons.......................S-11
Underwriting..............................................................S-13
General Information.......................................................S-15
Concerning the Trustee....................................................S-16
Legal Opinions............................................................S-16

                                   PROSPECTUS
Available Information........................................................3
Incorporation of Certain Documents by Reference..............................3
Principal Executive Offices .................................................4
Ratio of Earnings to Fixed Charges...........................................4
Use of Proceeds..............................................................4
Description of Debt Securities...............................................4
Description of Warrants......................................................9
Plan of Distribution........................................................10
Experts.....................................................................11

             DESCRIPTION OF GENERAL MOTORS ACCEPTANCE CORPORATION

General Motors Acceptance Corporation, a wholly-owned subsidiary of General Motors Corporation, was incorporated in 1919 under the New York Banking Law relating to investment companies. Operating directly and through subsidiaries and associated companies in which it has equity investments, the Company offers a wide variety of automotive financial services to and through franchised General Motors dealers in many countries throughout the world. Financial services also are offered to other automobile dealerships and to the customers of those dealerships. Other financial services offered by the Company or its subsidiaries include insurance and mortgage banking.

The principal business of the Company and its subsidiaries is to finance the acquisition by franchised General Motors dealers for resale of various new automotive and nonautomotive products manufactured by General Motors Corporation or certain of its subsidiaries and associates, and to acquire from such dealers, either directly or indirectly, installment obligations covering retail sales and leases of new General Motors products as well as used units of any make. In addition, new products of other manufacturers are financed. The Company also leases motor vehicles and certain types of capital equipment to others.

The automotive financing industry is highly competitive. The Company's principal competitors are affiliated finance subsidiaries of other major manufacturers as well as a large number of banks, commercial finance companies, savings and loan associations and credit unions. The business of the Company is influenced by its ability to offer competitive financing rates which in turn is directly affected by its access to capital markets.

The Company has its principal office at 767 Fifth Avenue, New York, New York 10153, United States and administrative offices at 3044 West Grand Boulevard, Detroit, Michigan 48202, United States.

                         RATIO OF EARNINGS TO FIXED CHARGES

                      NINE MONTHS ENDED            YEARS ENDED
                        SEPTEMBER 30               DECEMBER 31

                      1996    1995                1995    1994
                      1.43    1.35                1.36    1.33

The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges.

See "Ratio of Earnings to Fixed Charges" in the accompanying Prospectus for additional information.

                               RECENT DEVELOPMENTS

The Company reported 1996 consolidated net income of $1,240 million, up 20% from the $1,031 million earned in 1995. Fourth quarter 1996 results totaled $274 million, up 4% from the $263 million earned in the final quarter of 1995.

                  CONSOLIDATED CAPITALIZATION OF THE COMPANY

                                   (UNAUDITED)
                          (IN MILLIONS OF U.S. DOLLARS)

                                                                    SEPTEMBER 30
                                                                        1996
NOTES, LOANS AND DEBENTURES
  Payable within one year..........................................  $41,861.7
  Payable after one year...........................................   33,097.1
                                                                      --------
    Total notes, loans and debentures..............................  $74,958.8
                                                                     =========
STOCKHOLDER'S EQUITY
  Common stock, $100 par value (authorized 25,000,000 shares,         $2,200.0
    outstanding 22,000,000 shares).................................
  Net income retained for use in the business......................    5,801.1
  Net unrealized gains on securities...............................      257.7
  Unrealized accumulated foreign currency translation adjustment...       18.2
                                                                      --------
    Total stockholder's equity.....................................   $8,277.0
                                                                      ========
  There has been no material change in the consolidated capitalization of the Company since September 30, 1996.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected financial data derived from the audited consolidated financial statements of the Company for the two fiscal years ended December 31, 1995 and 1994 and from unaudited financial statements for the nine months ended September 30, 1996 and 1995. The Company believes that all adjustments necessary for the fair presentation thereof have been made to the unaudited financial data. The results for the interim period ended September 30, 1996 are not necessarily indicative of the results for the full year. The following information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in the accompanying Prospectus. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                       NINE MONTHS ENDED    FISCAL YEAR ENDED
                                          SEPTEMBER 30         DECEMBER 31
BALANCE SHEET DATA (AT END OF PERIOD)    1996      1995       1995     1994
(1):                                     ----      ----       ----     ----
                                           (IN MILLIONS OF U.S. DOLLARS)
Cash and Cash Equivalents.............    $921.7    $758.7   $1,448.6   $1,339.5
                                          ------    ------   --------   --------
EARNING ASSETS
Investments in securities...........     4,353.7   4,282.2    4,328.2    3,891.7
Finance receivables, net............    57,089.0  56,436.1   60,404.9   55,605.0
Net investment in operating leases..    25,114.1  21,502.7   22,134.9   17,809.2
Notes receivable from General
  Motors  Corporation ..............       136.9   1,600.0         --    1,080.5
Real estate mortgages-held for resale. . 2,110.6 . 1,817.7    1,486.8    1,014.3
     -held for investment . . . . . .      776.2     576.4      706.8      920.6
     -lending receivables . . . . . .    1,000.7     520.6      710.1      229.7
Due and deferred from receivable         1,254.3   1,543.1    1,371.4    1,564.6
  sales, net........................
Other...............................     1,062.9     669.8      871.0    1,155.4
                                         -------     -----      -----    -------
  Total earning assets............      92,898.4  88,948.6   92,014.1   83,271.0
                                        --------  --------   --------   --------

OTHER ASSETS
Intangible assets, at cost less            170.9     173.3      166.8      161.0
  amortization......................
Other nonearning assets.............     2,045.6   1,590.3    2,018.0    1,745.9
                                         -------   -------    -------    -------
  Total other assets..............       2,216.5   1,763.6    2,184.8    1,906.9
                                         -------   -------    -------    -------
TOTAL ASSETS.......................... $96,036.6 $91,470.9  $95,647.5  $86,517.4
                                       ========= =========  =========  =========
Notes, loans and debentures payable    $41,861.7 $37,563.3  $43,871.8  $35,114.8
                                       --------- ---------  ---------  ---------
  within one year...................

ACCOUNTS PAYABLE AND OTHER LIABILITIES
General Motors Corporation and           1,201.1   2,787.3    1,787.6    1,867.3
  affiliated companies
Interest............................     1,489.4   1,500.9    1,048.0      957.1
Unpaid insurance losses and loss         1,509.5   1,552.0    1,499.7    1,563.6
  adjustment expense................
Unearned insurance premiums.........     1,427.0   1,431.2    1,421.9    1,422.0
Deferred income taxes...............     2,322.1   2,222.0    2,175.6    1,704.5
United States and foreign income            39.1      41.6      294.5       20.3
  and other taxes payable...........
Other postretirement benefits.......       626.0     601.5      600.4      574.5
Other...............................     4,186.6   3,611.5    3,628.1    3,860.0
                                         -------   -------    -------    -------
  Total accounts payable and            12,800.8  13,748.0   12,455.8   11,969.3
                                        --------  --------   --------   --------
    other liabilities.............
Notes, loans and debentures payable     33,097.1  31,856.0   31,050.6   31,539.6
                                        --------  --------   --------   --------
  after one year....................
Common stock, $100 par value             2,200.0   2,200.0    2,200.0    2,200.0
  (authorized 25,000,000 shares,
  outstanding 22,000,000 shares)....
Net income retained for use in the       5,801.1   5,796.5    5,734.7    5,653.7
  business..........................
Net unrealized gains on securities..       257.7     244.9      284.7       52.4
Unrealized accumulated foreign              18.2      62.2       49.9     (12.4)
                                            ----      ----       ----     ------
  currency translation adjustment...
  Total stockholder's equity......       8,277.0   8,303.6    8,269.3    7,893.7
                                         -------   -------    -------    -------
TOTAL LIABILITIES AND STOCKHOLDER'S    $96,036.6 $91,470.9  $95,647.5  $86,517.4
                                       ========= =========  =========  =========
  EQUITY............................

(1) Certain amounts for 1995 have been reclassified to conform with 1996 classifications.



                                         NINE MONTHS ENDED  FISCAL YEAR ENDED
                                            SEPTEMBER 30       DECEMBER 31
INCOME STATEMENT DATA (AT END OF PERIOD):  1996     1995      1995     1994
                                             (IN MILLIONS OF U.S. DOLLARS)
FINANCING REVENUE
Retail and lease financing...........     $2,859.0 $2,380.3  $3,291.6 $2,955.0
Operating leases.....................      5,379.3  4,591.2   6,285.0  4,855.7
Wholesale and term loans.............      1,229.0  1,623.1   2,087.4  1,608.1
                                           -------  -------   -------  -------
    Total financing revenue..........      9,467.3  8,594.6  11,664.0  9,418.8
Interest and discount................    (3,684.6)(3,718.0) (4,936.3)(4,230.8)
Depreciation on operating leases.....    (3,437.2)(3,176.6) (4,304.8)(3,233.8)
    Net financing revenue.........         2,345.5  1,700.0   2,422.9  1,954.1
Insurance premiums earned............        865.0    814.7   1,082.4  1,127.6
Other income.........................      1,545.2  1,551.7   2,116.8  1,598.6
                                           -------  -------   -------  -------
    NET FINANCING REVENUE AND OTHER..      4,755.7  4,066.4   5,622.1  4,680.3
                                           -------  -------   -------  -------

EXPENSES
Salaries and benefits................        719.6    662.9     892.8    813.7
Other operating expenses.............      1,265.6  1,041.7   1,499.0  1,218.6
Insurance losses and loss adjustment         729.2    758.3     998.3  1,030.9
    expenses.........................
Provision for financing losses.......        433.3    307.2     448.8    177.3
                                             -----    -----     -----    -----
    Total expenses................         3,147.7  2,770.1   3,838.9  3,240.5
                                           -------  -------   -------  -------
Income before income taxes...........      1,608.0  1,296.3   1,783.2  1,439.8
United States, foreign and other             641.6    528.5     752.2    512.7
    income taxes.....................
Income before cumulative effect of           966.4    767.8   1,031.0    927.1
                                             -----    -----   -------    -----
    accounting change................
Cumulative effect of accounting
      change.........................             --     3/4      3/4    (7.4)

    NET INCOME......................         966.4    767.8   1,031.0    919.7
Net income retained for use in the         5,734.7  5,653.7   5,653.7  5,609.0
                                           -------  -------   -------  -------
    business at beginning of the
    period...........................
Total................................      6,701.1  6,421.5   6,684.7  6,528.7
Cash dividends.......................        900.0    625.0     950.0    875.0
                                             -----    -----     -----    -----
    NET INCOME RETAINED FOR USE
     IN THE BUSINESS AT END OF
     THE PERIOD......................     $5,801.1 $5,796.5  $5,734.7 $5,653.7
                                          ======== ========  ======== ========

                            DIRECTORS OF THE COMPANY



Richard J.S. Clout, Executive Vice President; Eric A. Feldstein, Executive Vice President and Chief Financial Officer; John D. Finnegan, Vice President and Treasurer, General Motors Corporation; John E. Gibson, Executive Vice President; Leon J. Krain, Vice President and Group Executive, General Motors Corporation; J. Michael Losh, Chairman, General Motors Acceptance Corporation and Executive Vice President, General Motors Corporation; Harry J. Pearce,
Vice Chairman, General Motors Corporation; W. Allen Reed, Vice President, General Motors Corporation; John R. Rines, President and Chief Executive Officer, General Motors Acceptance Corporation and Vice President and Group Executive, General Motors Corporation; John F. Smith, Jr., Chairman, President and Chief Executive Officer, General Motors Corporation; and Ronald
L. Zarrella, Vice President and Group Executive, General Motors Corporation.

The above Directors do not hold any significant position outside General Motors Corporation, the Company and their respective subsidiaries.

The business address of each Director is 3044 West Grand Boulevard, Detroit, Michigan 48202, United States.

                              DESCRIPTION OF NOTES

GENERAL

The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus. The Notes are part of the Debt Securities registered by the Company in December 1995 to be issued on terms to be determined at the time of sale.

The Notes offered hereby will be issued in an aggregate principal amount of $1,000,000,000 pursuant to an Indenture dated as of July 1, 1982, as amended, which is more fully described in the accompanying Prospectus and the Notes have been authorized and approved by resolution of the Board of Directors of the Company dated January 17, 1995.

The Indenture and the Notes provide that they are governed by, and construed in accordance with, the laws of the State of New York, United States.

The Notes are not redeemable by the Company prior to maturity unless certain events occur involving U.S. taxation. See "--Redemption for Tax Reasons." The Notes will bear interest, calculated on the basis of a 360-day year consisting of twelve-30 day months, from February 7, 1997, payable semiannually on each February 7 and August 7, beginning August 7, 1997, to the persons in whose names the Notes are registered at the close of business on the 22nd day of the calendar month next preceding such February and August.

BOOK-ENTRY, DELIVERY AND FORM

The Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. Investors may elect to hold interests in the Global Notes through either the Depository (in the United States) or Cedel Bank, societe anonyme ("Cedel Bank") or Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Cedel Bank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedel Bank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depository. Citibank, N.A. will act as depositary for Cedel Bank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

Cedel Bank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedel Bank holds securities for its participating organizations ("Cedel Bank Participants") and facilitates the clearance and settlement of securities transactions between Cedel Bank Participants through electronic book-entry changes in accounts of Cedel Bank Participants, thereby eliminating the need for physical movement of certificates. Cedel Bank provides to Cedel Bank Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depositary, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Bank Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Bank Participant, either directly or indirectly.

Distributions with respect to the Notes held beneficially through Cedel Bank will be credited to cash accounts of Cedel Bank Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedel Bank.

Euroclear advises that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear. In the event definitive Notes are issued, the Company will appoint a paying agent and transfer agent in Luxembourg (the "Luxembourg Paying Agent"). In the event definitive Notes are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of the Luxembourg Paying Agent.


GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System. Secondary market trading between Cedel Bank Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedel Bank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depository on the one hand, and directly or indirectly through Cedel Bank or Euroclear Participants, on the other, will be effected in the Depository in accordance with the Depository rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depository, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depository. Cedel Bank Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Cedel Bank or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the Depository settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Cedel Bank Participants on such business day. Cash received in Cedel Bank or Euroclear as a result of sales of Notes by or through a Cedel Bank Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depository settlement date but will be available in the relevant Cedel Bank or Euroclear cash account only as of the business day following settlement in the Depository.

Although the Depository, Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depository, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

FURTHER ISSUES

The Issuer may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further bonds ranking PARI PASSU with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes) and so that such further Notes may be consolidated and form a single series with the Notes and have the same term as to status, redemption or otherwise as the Notes.

PAYMENT OF ADDITIONAL AMOUNTS

The Company will pay to the holder of any Note who is a non-United States person (as defined below) such additional amounts as may be necessary in order that every net payment in respect of the principal, premium, if any, or interest, if any, on such Note, after deduction or withholding by the Company or any paying agent for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable before any such deduction or withholding for or on account of any such tax, assessment or governmental charge; provided, however, that the foregoing obligation to pay such additional amounts shall not apply to:

       (a)any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, or (ii) such holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation for United States federal income tax purposes or corporation which accumulates earnings to avoid United States federal income tax;

       (b)any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the holder of such Note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

       (c)any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge;

       (d)any tax, assessment or other governmental charge which is payable otherwise than by withholding from payments in respect of principal of, premium, if any, or interest, if any, on any Note;

       (e)any tax, assessment or other governmental charge imposed on interest received by a holder or beneficial owner of a Note who actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of
    Section 871(h)(3) of the United States Internal Revenue Code;

       (f)any tax, assessment or other governmental charge imposed as a result of the failure to comply with (i) certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Note, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding) or (ii) any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

       (g)any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, premium, if any, or interest, if any, on any Note, if such payment can be made without such withholding by at least one other paying agent; or

       (h)any combination of items (a), (b), (c), (d), (e), (f) or (g);

nor will such additional amounts be paid to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the Note to the extent a settlor or beneficiary with respect to such fiduciary or a member of such partnership or a beneficial owner of the Note would not have been entitled to payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Note.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Description of Notes--Redemption for Tax Reasons", the Company shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.As used under this heading "Payment of Additional Amounts" and under the headings "Description of Notes--Redemption for Tax Reasons" and "United States Taxation of Non-United States Persons" the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any estate or trust the income of which is subject to United States federal income taxation regardless of its source and "non-United States person" means a person who is not a United States person.

REDEMPTION FOR TAX REASONS

If, as a result of any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, or any change in the official application or interpretation of such laws, including any official proposal for such a change , amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the date of this Prospectus Supplement or which proposal is made after such date, or as a result of any action taken by any taxing authority of the United States which action is taken or becomes generally known after such date, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to the Company, there is, in such case, in the written opinion of independent legal counsel of recognized standing to the Company, a material increase in the probability that the Company has or may become obligated to pay Additional Amounts (as described above under "Payment of Additional Amounts"), and the Company in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to the Company, not including assignment of the Notes, the Notes may be redeemed, as a whole but not in part, at the option of the Company at any time thereafter, upon notice to the Trustee and the holders of the Notes in accordance with the provisions of the Indenture at a redemption price equal to 100% of the principal amount of the Notes to be redeemed together with accrued interest thereon to the date fixed for redemption.

NOTICES

Notices to holders of the Notes will be published in Authorized Newspapers in The City of New York, in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg. It is expected that publication will be made in The City of New York in The Wall Street Journal, in London in the Financial Times, and in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication.

              UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

The following summary describes the principal United States federal income tax consequences of ownership and disposition of the Notes to initial holders thereof who are "non-United States persons." This summary is based on United States federal tax law as of the date of this Prospectus and does not discuss all of the tax consequences that may be relevant to a holder in light of his particular circumstances. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, the term "non-United States person" means an owner of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

INCOME AND WITHHOLDING TAX

Subject to the discussion of backup withholding below:

       (a)payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (1) (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, and (iii) either (A) the beneficial owner of the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (2) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides an IRS Form 1001 claiming the exemption; or
    (3) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides an IRS Form 4224; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

       (b)a non-United States person will not be subject to United States federal withholding tax on any gain realized on the sale, exchange or redemption of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

       (c)a Note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power or all classes of stock of the Company entitled to vote and the income on the Note would not have been effectively connected with a U.S. trade or business of the individual.

Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a holder of a Note who is a non-United States person, although exempt from United States withholding tax, may be subject to federal income tax as if such interest was earned by a United States person.

EACH HOLDER OF A NOTE SHOULD BE AWARE THAT IF IT DOES NOT PROPERLY PROVIDE THE REQUIRED IRS FORM, OR IF THE IRS FORM (OR, IF PERMISSIBLE, A COPY OF SUCH FORM) IS NOT PROPERLY TRANSMITTED TO AND RECEIVED BY THE UNITED STATES PERSON OTHERWISE REQUIRED TO WITHHOLD UNITED STATES FEDERAL INCOME TAX, INTEREST ON THE NOTE MAY BE SUBJECT TO UNITED STATES WITHHOLDING TAX AT A 30% RATE AND THE HOLDER (INCLUDING THE BENEFICIAL OWNER) WILL NOT BE ENTITLED TO ANY ADDITIONAL AMOUNTS FROM THE COMPANY DESCRIBED UNDER THE HEADING "DESCRIPTION OF NOTES -- PAYMENT OF ADDITIONAL AMOUNTS" WITH RESPECT TO SUCH TAX. SUCH TAX, HOWEVER, MAY IN CERTAIN CIRCUMSTANCES BE ALLOWED AS A REFUND OR AS A CREDIT AGAINST SUCH HOLDER'S UNITED STATES FEDERAL INCOME TAX. THE FOREGOING DOES NOT DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAX WITHHOLDING THAT MAY BE RELEVANT TO FOREIGN HOLDERS OF THE NOTES. INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR SPECIFIC ADVICE CONCERNING THE OWNERSHIP AND DISPOSITION OF NOTES.

BACKUP WITHHOLDING AND INFORMATION REPORTING

In general, information reporting requirements will apply to payments of principal and interest made on a Note and the proceeds of the sale of a Note within the United States to non-corporate holders of the Notes, and "backup withholding" at a rate of 31% will apply to such payments if the holder fails to provide an accurate taxpayer identification number in the manner required.

Information reporting and backup withholding generally will not apply to payments made by the Company or a paying agent to a non-United States person on a Note if the appropriate IRS Form described above has been properly provided under applicable procedures and the payor does not have actual knowledge that such certifications or statements are incorrect.

Payments of the proceeds from the sale of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in an Underwriting Agreement dated January 30, 1997, the Underwriters named below have severally agreed to purchase and the Company has agreed to sell to them, severally, the respective principal amounts of Notes set forth below.

                                                   PRINCIPAL
                                                    AMOUNT
Merrill Lynch, Pierce, Fenner & Smith             $390,000,000
Incorporated.....................................
J.P. Morgan Securities Inc.......................  390,000,000
ABN AMRO Chicago Corporation.....................   20,000,000
Banque Paribas ..................................   20,000,000
Bear, Stearns & Co. Inc..........................   20,000,000
Deutsche Bank AG London..........................   20,000,000
Lehman Brothers International (Europe)...........   20,000,000
Midland Bank plc.................................   20,000,000
Morgan Stanley & Co. International Limited.......   20,000,000
Nikko Europe Plc.................................   20,000,000
Salomon Brothers International Limited...........   20,000,000
Swiss Bank Corporation...........................   20,000,000
UBS Securities LLC...............................   20,000,000
                                                    ----------
        Total....................................$1,000,000,000
                                                 ==============



The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent.

The  Company  has  agreed  to  indemnify  the   Underwriters   against   certain
liabilities, including liabilities under the Securities Act of 1933, as amended.

The Company has been advised by Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc., as joint lead underwriters that the Underwriters propose to offer the Notes to the public initially at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .20% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .15% of such principal amount on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Underwriters.

The Notes are offered for sale in the United States, Europe and Asia.

    The Notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers. Only offers and sales of the Notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where this Prospectus Supplement and the accompanying Prospectus must be delivered, are made pursuant to the Registration Statement of which the Prospectus, as supplemented by this Prospectus Supplement, is a part.

Each Underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the Notes or possesses or distributes this Prospectus Supplement or the accompanying Prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither the Company nor any other Underwriter shall have responsibility therefor.

Each Underwriter, severally and not jointly, represents and agrees that:

(i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

(ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on; and

(iii) it has complied and will comply with all applicable provisions of the Financial Service Act 1986 with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Although application will be made to list the Notes on the Luxembourg Stock Exchange, the Notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the Notes. Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof. The Company has been advised by the Underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

All  secondary  trading  in the Notes  will  settle in  immediately  available
funds.   See   "Description   of   Notes--Global   Clearance  and   Settlement
Procedures."

It is expected that delivery of the Notes will be made against payment therefore on or about February 7, 1997.

Dennis Weatherstone, a director of J.P. Morgan & Co. Incorporated, of which J.P. Morgan Securities Inc. is an indirect wholly-owned subsidiary, is a director of General Motors Corporation. In the ordinary course of their respective businesses, affiliates of the Underwriters have engaged, and will in the future engage, in commercial banking and investment banking transactions with the Company and certain of its affiliates.

                               GENERAL INFORMATION

Application has been made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the Notes have been deposited prior to listing with the Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this Prospectus Supplement, the accompanying Prospectus, the Indenture and the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, as well as all future Annual Reports and Quarterly Reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Banque Generale du Luxembourg S.A. Banque Generale du Luxembourg S.A. will act as a contact between the Luxembourg Stock Exchange and the Company or the holders of the Notes. In addition, copies of the Annual Reports and Quarterly Reports of the Company may be obtained free of charge at such office.

    Except as may be disclosed herein, there has been no material change in the financial or trading position of the Company since December 31, 1995.

    The Company is not a party to any legal or arbitration proceedings (including any that are pending or threatened) which may have or have had during the previous 12 months a significant effect on the Company's consolidated financial position.

The Notes have been assigned Euroclear and Cedel Bank Common Code No. 7346883, International Security Identification Number (ISIN) US-3704248G14 and CUSIP No. 3704248G1.

                             CONCERNING THE TRUSTEE


The Bank of New York is the Successor Trustee under the Indenture. Pursuant to a Purchase Agreement dated as of December 4, 1995, The Bank of New York purchased the corporate trust business of NationsBank of Georgia, National Association. Pursuant to the Indenture, as supplemented, The Bank of New York succeeded to the position of Trustee without the need for further action by the Company. It is also Successor Trustee under various other indentures covering outstanding Notes and Debentures of the Company. The Bank of New York and its affiliates act as depository for funds of, make loans to, act as trustee and perform certain other services for, the Company and certain of its affiliates in the normal course of its business. As trustee of various trusts, it has purchased securities of the Company and certain of its affiliates.

                                 LEGAL OPINIONS


The validity of the Notes offered hereby will be passed on for the Company by Martin I. Darvick, Esq., Assistant General Counsel of the Company, and for the Underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1_ par value.

The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Corporation and the Company in various matters.

PROSPECTUS



                      GENERAL MOTORS ACCEPTANCE CORPORATION

                                 DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES

General Motors Acceptance Corporation (the "Company"), directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may offer from time to time its debt securities (the "Debt Securities") and its warrants (the "Warrants") to purchase any of the Debt Securities, for issuance and sale, at an aggregate initial offering price not to exceed $5,000,000,000, on terms to be determined at the time of sale. The Debt Securities and the Warrants are herein collectively called the "Securities." The terms of the Debt Securities including, where applicable, the specific designation, aggregate principal amount, maturity, rate and time of payment of interest, purchase price, any terms for redemption and the agent, dealer or underwriter, if any, in connection with the sale of the Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement ("Prospectus Supplement"). Where Warrants are to be offered, a Prospectus Supplement shall set forth the offering price or terms, a description of the Debt Securities for which each Warrant is exercisable, the aggregate number, exercise price or prices, exercise period or periods, the expiration date or dates of the Warrants, the currency or currencies in which such Warrants are exercisable, the price or prices, if any, at which the Warrants may be redeemed at the option of the holder or will be redeemed upon expiration, and the Warrant Agent acting under the Warrant Agreement pursuant to which the Warrants are to be issued. The Company reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 If an agent of the Company or a dealer or underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's or underwriter's discount is set forth in, or may be calculated from, the Prospectus Supplement and the net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The aggregate proceeds to the Company from all the Securities will be the purchase price of Securities sold less the aggregate of agents' commissions and underwriter discounts and other expenses, if any, of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for the agents, dealers and underwriters.



DECEMBER 7, 1995

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER.
                              AVAILABLE INFORMATION

The  Company is  subject to the  informational  requirements  of the  Securities
Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission can be inspected, and copies may be obtained at prescribed rates, at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, New York, New York 10048. Reports and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto and to which reference is hereby made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company's Annual Report on Form 10-K for the year ended December 31, 1994 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act are incorporated by reference in this Prospectus.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

THE COMPANY WILL PROVIDE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED A COPY OF ANY OR ALL OF THE DOCUMENTS DESCRIBED ABOVE WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS. SUCH REQUEST SHOULD BE DIRECTED TO:
                             G.E. GROSS, COMPTROLLER
                      GENERAL MOTORS ACCEPTANCE CORPORATION
                      3044 WEST GRAND BOULEVARD, ANNEX 103
                              MAIL CODE 482-101-103
                             DETROIT, MICHIGAN 48202
                                 (313) 556-1240
                           PRINCIPAL EXECUTIVE OFFICES

General Motors Acceptance Corporation has its principal office at 767 Fifth Avenue, New York, New York 10153 (Tel. No. 212-418-6120) and administrative offices at 3044 West Grand Boulevard, Detroit, Michigan 48202 (Tel. No. 313-556-5000).

                       RATIO OF EARNINGS TO FIXED CHARGES

   NINE MONTHS ENDED                     YEARS ENDED DECEMBER 31
   ------------------                    -----------------------
      SEPTEMBER 30
    1995         1994          1994      1993      1992      1991      1990
    ----         ----          ----      ----      ----      ----      ----

    1.35         1.34          1.33      1.33      1.35      1.23      1.23

The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of the Company and its consolidated subsidiaries; fixed charges consist of interest, debt discount and expense and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

                            USE OF PROCEEDS

The net proceeds from the sale of the Securities will be added to the general funds of the Company and will be available for the purchase of receivables, the making of loans or the repayment of debt. Such proceeds initially may be used to reduce short-term borrowings or invested in short-term securities.

                         DESCRIPTION OF DEBT SECURITIES

The Debt Securities offered hereby are to be issued under an Indenture dated as of July 1, 1982, as amended by a First Supplemental Indenture dated as of April 1, 1986, a Second Supplemental Indenture dated as of June 15, 1987 and as further amended by the Trust Indenture Reform Act of 1990 (together, the "Indenture"), between the Company and NationsBank of Georgia, N.A., Successor Trustee (the "Trustee"), copies of which are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definition therein of certain terms.

The Indenture provides that, in addition to the Debt Securities offered hereby, additional Debt Securities may be issued thereunder without limitation as to aggregate principal amount, except as authorized from time to time by the Company's Board of Directors. (Section 2.01 of the Indenture).

GENERAL

Reference is made to the Prospectus Supplement for the following terms of the Debt Securities being offered thereby: (1) the designation of such Debt Securities; (2) the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be issued; (4) the date or dates on which such Debt Securities will mature; (5) the rate or rates per annum, if any, at which such Debt Securities will bear interest; (6) the times at which such interest, if any, will be payable; (7) the date, if any, after which such Debt Securities may be redeemed and the redemption price; (8) the currency or currencies in which such Debt Securities are issuable or payable; (9) the exchanges, if any, on which such Debt Securities may be listed and (10) whether such Debt Securities shall be issued in book-entry form. Principal and interest, if any, will be payable, and, unless the Debt Securities are issued in book-entry form, the Debt Securities offered hereby will be transferable, at the office of the Trustee, Corporate Trust Operations Department, Tellers and Mail Unit, 55 Exchange Place, Basement A, New York, New York 10260-0023, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto. (Sections 2.04 and 4.02 of the Indenture.).

The Debt Securities will be unsecured and unsubordinated and will rank PARI PASSU with all other unsecured and unsubordinated obligations of the Company (other than obligations preferred by mandatory provisions of law).

Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold as a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the accompanying Prospectus Supplement relating thereto.

As used herein, Debt Securities shall include Debt Securities denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in any other freely transferable currency or in European Currency Units.

If a Prospectus Supplement specifies that Debt Securities are denominated in a currency other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest on such Debt Securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

If a Prospectus Supplement specifies that the Debt Securities will have a redemption option, the "Option to Elect Repurchase" constitutes an issuer tender offer under the Exchange Act. The Company will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected, including making any required filings with the Commission and the furnishing of certain information to the holders of the Debt Securities.

BOOK-ENTRY, DELIVERY AND FORM

Unless otherwise indicated in the Prospectus Supplement, the Debt Securities will be issued in the form of one or more fully registered global securities (collectively, the "Global Debt Security") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of the Depository's nominee. Except as set forth below, the Global Debt Security may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository has advised as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the underwriters named in the Prospectus Supplement), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants"). Persons who are not Participants may beneficially own securities held by the Depository only through Participants or indirect participants.

The Depository advises that pursuant to procedures established by it (i) upon issuance of the Debt Securities by the Company, the Depository will credit the account of Participants designated by the underwriters with the principal amounts of the Debt Securities purchased by the underwriters, and (ii) ownership of beneficial interests in the Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants' interests), the Participants and the indirect participants (with respect to the owners of beneficial interests in the Global Debt Security). The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Debt Security is limited to such extent.

As long as the Depository's nominee is the registered owner of the Global Debt Security, such nominee for all purposes will be considered the sole owner or holder of the Debt Securities under the Indenture. Except as provided below, owners of beneficial interests in the Global Debt Security will not be entitled to have any of the Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

Neither the Company, the Trustee, any Paying Agent nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Principal and interest payments on the Debt Securities registered in the name of the Depository's nominee will be made by the Trustee to the Depository's nominee as the registered owner of the Global Debt Security. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Debt Securities are registered as the owners of such Debt Securities for the purpose of receiving payment of principal and interest on the Debt Securities and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any Paying Agent has any direct responsibility or liability for the payment of principal or interest on the Debt Securities to owners of beneficial interests in the Global Debt Security. The Depository has advised the Company and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Debt Security as shown on the records of the Depository. Payments by Participants and indirect participants to owners of beneficial interests in the Global Debt Security will be the responsibility of such Participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name."

If the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days, the Company will issue Debt Securities in definitive form in exchange for the Global Debt Security. In addition, the Company may at any time determine not to have the Debt Securities represented by the Global Debt Security and, in such event, will issue Debt Securities in definitive form in exchange for the Global Debt Security. In either instance, an owner of a beneficial interest in a Global Debt Security will be entitled to have Debt Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of such Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.06 of the Indenture.).

CERTAIN COVENANTS AS TO LIENS

The only financial covenant applicable to the Debt Securities is that described below. That covenant requires that the Debt Securities be equally and ratably secured in the circumstances described therein but has no special application merely by virtue of the occurrence of any transaction or series of transactions resulting in material changes in the Company's debt-to-equity ratio.

The Debt Securities are not secured by mortgage, pledge or other lien. The Company will covenant in the Debt Securities that so long as any of the Debt Securities remain outstanding, it will not pledge or otherwise subject to any lien any of its property or assets unless the Debt Securities are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. Such covenant does not apply to:

   (a) the pledge of any assets to secure any financing by the Company of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which the Company reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;


   (b) the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);


   (c) any deposit of assets of the Company with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by the Company from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against the Company;


   (d) any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and


   (e) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing clauses (a) to (d) inclusive of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property). (Section 4.03 of the Indenture).

Similar covenants are applicable to the Company's other term indebtedness, but not all contain the exceptions set forth in clauses (d) and (e) above.

MODIFICATION OF THE INDENTURE

The Indenture contains provisions permitting the Company and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities issued thereunder, with the consent of the holders of not less than 66_% in aggregate principal amount of the Debt Securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment (voting as one class), provided that no such modification shall (a) extend the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each Debt Security so affected, or (b) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding under the Indenture. (Section 10.02 of the Indenture).

EVENTS OF DEFAULT

An Event of Default with respect to any series of Debt Securities is defined in the Indenture as being (a) default in payment of any principal or premium, if any, on such series; (b) default for 30 days in payment of any interest on such series; (c) default for 30 days after notice in performance of any other covenant in the Indenture; or (d) certain event of bankruptcy, insolvency or reorganization. (Section 6.01 of the Indenture).

No Event of Default with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. In case an Event of Default under clause (a) or (b) shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of Debt Securities of each such series then outstanding may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of such series to be due and payable. In case an Event of Default under clause (c) or (d) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the Debt Securities then outstanding (voting as one class) may declare the principal (or, in the case of discounted Debt Securities, the amount specified in the terms thereof) of all outstanding Debt Securities to be due and payable. Any Event of Default with respect to a particular series of Debt Securities may be waived by the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series (or of all the outstanding Debt Securities, as the case may be), except in a case of failure to pay principal or premium, if any, or interest on such Debt Security for which payment had not been subsequently made. (Section 6.01 of the Indenture). The Company is required to file with the Trustee annually an Officers' Certificate as to the absence of certain defaults under the terms of the Indenture. (Section 4.05 of the Indenture). The Indenture provides that the Trustee may withhold notice to the securityholders of any default (except in payment of principal, premium, if any, or interest) if it considers it in the interest of the securityholders to do so. (Section 6.07 of the Indenture).

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity or security. (Sections 7.01 and 7.02 of the Indenture). Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a separate class) at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee. (Section 6.06 of the Indenture).

CONCERNING THE TRUSTEE

NationsBank of Georgia, N.A. is the Successor Trustee under the Indenture. It is also Successor Trustee under various other indentures covering outstanding notes and debentures of the Company. NationsBank of Georgia, N.A. and its affiliates act as depository for funds of, makes loans to, acts as trustee and performs certain other services for, the Company and certain of its affiliates in the normal course of its business. As trustee of various trusts, it has purchased securities of the Company and certain of its affiliates.

                             DESCRIPTION OF WARRANTS

GENERAL

The following statements with respect to the Warrants are summaries of the detailed provisions of one or more separate Warrant Agreements (each a "Warrant Agreement") between the Company and a banking institution organized under the laws of the United States or one of the states thereof (each a "Warrant Agent"), a form of which is filed as an exhibit to the Registration Statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

The Warrants will be evidenced by Warrant Certificates (the "Warrant Certificates") and, except as otherwise specified in the Prospectus Supplement accompanying this Prospectus, may be traded separately from any Debt Securities with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a Warrant does not have any of the rights of a holder of a Debt Security in respect of, and is not entitled to any payments on, any Debt Securities issuable (but not yet issued) upon exercise of the Warrants.

The Warrants may be issued in one or more series, and reference is made to the Prospectus Supplement accompanying this Prospectus relating to the particular series of Warrants, if any, offered thereby for the terms of, and other information with respect to, such Warrants, including: (1) the title and the aggregate number of Warrants; (2) the Debt Securities for which each Warrant is exercisable; (3) the date or dates on which such Warrants will expire; (4) the price or prices at which such Warrants are exercisable; (5) the currency or currencies in which such Warrants are exercisable; (6) the periods during which and places at which such Warrants are exercisable; (7) the terms of any mandatory or optional call provisions; (8) the price or prices, if any, at which the Warrants may be redeemed at the option of the holder or will be redeemed upon expiration; (9) the identity of the Warrant Agent; (10) the exchanges, if any, on which such Warrants may be listed and (11) whether such Warrants shall be issued in book-entry form.

EXERCISE OF WARRANTS

Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the Warrant, and by communicating to the Warrant Agent the identity of the Warrantholder and the number of Warrants to be exercised. Upon receipt of payment and the Warrant Certificate properly completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable Debt Securities, the form of which shall be set forth in the Prospectus Supplement. If less than all of the Warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amounts of Warrants.

                              PLAN OF DISTRIBUTION

The Company may sell the Securities being offered hereby in four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, and
(iv) through dealers.

Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, as amended, involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

If an underwriter or underwriters are utilized in the sale, the Company will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus us delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933. Among others, one or more of the following firms may act as managing underwriter(s) with respect to the offering of the Securities: Bear Stearns & Co. Inc., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Salomon Brothers Inc and UBS Securities Inc.

If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                     EXPERTS

The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, Detroit, Michigan 48243, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon such report given upon the authority of Deloitte & Touche LLP as experts in accounting and auditing.






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                        REGISTERED OFFICES OF THE COMPANY

                            3044 West Grand Boulevard
                             Detroit, Michigan 48202
                                  United States

                                767 Fifth Avenue
                            New York, New York 10153
                                  United States

                             LEGAL AND TAX ADVISORS
                                 TO THE COMPANY

ASSISTANT GENERAL COUNSEL OF THE            SENIOR TAX COUNSEL OF THE
COMPANY AS TO UNITED STATES LAW             COMPANY AS TO UNITED STATES LAW
MARTIN I. DARVICK, ESQ.                     PETER F. HILTZ, ESQ.
3031 West Grand Boulevard                   3044 West Grand Boulevard
Detroit, Michigan 48202                     Detroit, Michigan 48202
United States                               United States

                                    AUDITORS

                              INDEPENDENT AUDITORS
                                 OF THE COMPANY
                              DELOITTE & TOUCHE LLP
                             600 Renaissance Center
                          Detroit, Michigan 48243-1274
                                  United States

                       LEGAL ADVISORS TO THE UNDERWRITERS

                            (AS TO UNITED STATES LAW)
                              DAVIS POLK & WARDWELL
                              450 Lexington Avenue
                            New York, New York 10017
                                  United States

                                  LISTING AGENT

                       BANQUE GENERALE DU LUXEMBOURG S.A.
                             50 Avenue J. F. Kennedy
                              L-2951 Luxembourg 1C

                                     TRUSTEE

                              THE BANK OF NEW YORK
                               101 Barclay Street
                                    Floor 7E
                            New York, New York 10286
                                  United States


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